EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION

AK Steel Holding Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify that:

FIRST: At a meeting of the Board of Directors of the Corporation (the “Board”) on June 10, 2016, the terms and provisions of this Certificate of Amendment were duly approved by the Board by the adoption of resolutions setting forth the amendments contained herein, declaring such amendments to be advisable and authorizing submission of such amendments to the stockholders of the Corporation for approval at the Corporation’s 2016 Special Meeting of Stockholders held on September 7, 2016.

SECOND: Pursuant to the aforementioned resolution of the Board, the 2016 Special Meeting of Stockholders of the Corporation was duly called and held on September 7, 2016, upon notice in accordance with Section 222 of the DGCL and the Company’s By-Laws, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments to the Corporation’s Restated Certificate of Incorporation set forth herein.

THIRD: The existing section (a) of Article FOURTH of the Restated Certificate of Incorporation is hereby amended and restated as follows:

“FOURTH: (a) The total number of shares of all classes of stock that the Corporation shall have authority to issue is 475,000,000, consisting of 450,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”), and 25,000,000 shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”).”

FOURTH: This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FIFTH: This Certificate of Amendment shall be effective on the date on which it is accepted for filing by the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 7th day of September, 2016.

AK Steel Holding Corporation,
A Delaware corporation

By:     /s/ Joseph C. Alter
Name:     Joseph C. Alter
Title:     Vice President, General Counsel and Corporate Secretary